Exhibit 30(d)(vi)

RIDER FOR LEVEL TERM INSURANCE BENEFIT ON
DEPENDENT CHILDREN

This benefit is a part of this contract only if it is
listed on a contract data page.

BENEFIT We will pay the amount of term insurance under this
benefit if we receive due proof that a dependent
child died while this contract is in force and not in
default past the last day of the grace period and
before the term insurance provided by the benefit on
his or her life ends. But our payment is subject to
all the provisions of this rider and of the rest of
this contract.

The phrase dependent child means the Insured's child,
stepchild, or legally adopted child who: (1) has
reached the 14th day after his or her date of birth;
and (2) has not reached the first contract
anniversary after his or her 25th birthday; and
either (3) is named in the application for this
contract and on the date of the application has not
reached his or her 18th birthday; or (4) becomes the
child of the Insured by birth, marriage or adoption
after the date of the application but before the
child's 18th birthday.

We show the amount of term insurance under this
benefit on a contract data page. The insurance on
each dependent child's life will end on the earlier
of: (1) the end of the day before the first contract
anniversary after the child's 25th birthday; and (2)
the end of the day before the first contract
anniversary after the Insured's 75th birthday.

BENEFIT The monthly charge for this benefit is deducted each
CHARGES month from the contract fund. The amount of that
charge is shown under Adjustments to the Contract
Fund. Monthly charges for this benefit stop on the
earlier of the date of the Insured's death and the
first anniversary after the Insured's 75th birthday.

PAID-UP INSURANCE

PAID-UP If the Insured dies while this contract is in force
INSURANCE and not in default past the last day of the grace
ON A DEPENDENT period, any term insurance provided by this benefit
CHILD on a dependent child's life will become paid-up term
insurance. While this paid-up insurance is in effect,
the contract will remain in force. The paid-up
insurance will have cash values but no loan value.

If this benefit becomes paid-up, it may be
surrendered for its net cash value. This will be the
net value on the date of surrender of the paid-up
insurance. But, within 30 days after a contract

anniversary, the net cash value will not be less than
it was on that anniversary. To compute this net cash
value, we use the Commissioners 1980 Standard
Ordinary Mortality Table. We use continuous functions
based on age last birthday. We use an effective
interest rate of 4% a year.

We will usually pay any cash value promptly. But we
have the right to postpone paying it for up to six
months. If we do so for more than 30 days, we will
pay interest at the rate of 3% a year.

CONVERSION OF INSURANCE ON A DEPENDENT CHILD

RIGHT TO If the insurance on a dependent child ends as we
CONVERT state in the last paragraph under Benefit above, that child may convert to a new contract of life insurance
on his or her life. It will not be necessary to prove
that the child is insurable.

CONDITIONS The right to convert to a new contract is subject to these conditions: (1) The insurance on the child must
end while this contract is in force and not in
default past the last day of the grace period.
(2) The amount of the new contract must meet
the minimum as we describe under Contract
Specifications. (3) We must receive a written
application for the new contract no later than the
date the insurance on the child ends.

The new contract will not take effect unless the
premium for it is paid while the child is living and
within 31 days after its contract date. If the
premium is paid as we state, it will be deemed that
the insurance under the new contract took effect on
its contract date.

CONTRACT Date The date of the new contract will be the day
after the date the insurance on the dependent child
ends.

CONTRACT The new contract will be in the standard rating
SPECIFICATIONS class. We will set the issue age and the premiums for the new contract in accordance with our regular rules
in use on its contract date.

Except as we state in the next sentence, the new
contract may be any life or endowment policy we or
our parent company, The Prudential Insurance Company
of America, regularly issue on its contract date for
the same rating class, amount, issue age, and sex. It
may not be; a single-premium contract; one that
insures anyone in addition to the child; one that
includes or provides for term insurance, other than
extended insurance; one with premiums that increase
after a stated time, if its first premium is less
than 80% of any later premium; or one with any
benefit other than the basic insurance benefit and
the waiver benefit we refer to below. A waiver
benefit may either waive or pay premiums in the event

of the Insured's total disability.

The basic amount of the new contract may be any
amount you ask for as long as it is at least $10,000
and not more than five times the amount of insurance
on the child's life under this benefit. If the amount
you want is smaller than the smallest amount we would
regularly issue on the plan you want, we will issue a
new contract for as low as $10,000 on the Life Paid
Up at Age 85 plan (Life Paid Up at Age 65 plan if the
issue age for the new contract is less than 15 years)
if you ask us to.

If the new contract provides for premium payment to
at least age 85, or age 65 if the issue age for it is
less than 15 years, we will include a waiver benefit
in the event of the total disability of the person
insured if we would include a waiver benefit in other
contracts like the new one.

We will not waive or pay any premium under the new
contract unless the total disability started on or
after its contract date. And we will not waive or pay
any premium under the new contract unless it has a
waiver benefit, even if we have paid premiums into
this contract due to the Insured's total disability.

Any waiver benefit in the new contract will be the
same one, with the same provisions, that we put in
other contracts like it on its contract date. In any
of these paragraphs, when we refer to other
contracts, we mean contracts we would regularly issue
on the same plan as the new contract and for the same
rating class, amount, issue age and sex.

MISCELLANEOUS PROVISIONS

CHANGES If the insurance on a dependent child ends as we
state in the last paragraph under Benefit above, that
child may be able to obtain a new contract of life
insurance other than in accordance with the
requirements we state in this form. But this kind of
change may be made only if we consent, and will be
subject to conditions and charges that are then
determined.

BENEFICIARY The word beneficiary where we use it in this contract without qualification means the beneficiary for
insurance payable upon the death of the Insured.
On the contract date, the following two statements
apply, unless we issue the contract with an
endorsement that states otherwise: (1) The
beneficiary for insurance payable upon the death of a
dependent child will be the Insured if living,
otherwise the beneficiary for this insurance named in
the application. (2) If no such beneficiary is living
when insurance under this benefit becomes payable, we
will make the payment in one sum to the estate of the
later to die of the Insured and such beneficiary.

You may change the beneficiary for insurance payable
upon the death of a dependent child. The request must
be in a form that meets our needs. It will take
effect only when we file it; this will be after you
send the contract to us to be endorsed, if we ask you
for it. Then any previous beneficiary's interest in
such insurance will end as of the date of the
request. It will end then even if the child is not
living when we file the request. Any beneficiary's
interest is subject to the rights of any assignee we
know of. When a beneficiary is designated, any
relationship shown is to the Insured, unless
otherwise stated.

REINSTATEMENT If this contract is reinstated, it will not include the insurance that we provide under this benefit on
the dependent children unless you prove to us that
each child who is to be insured on or within 15 days
after the date of reinstatement is insurable for the
benefit. If you do not submit such proof for any
child, the benefit may be reinstated if all the other
conditions are met to reinstate the contract, but any
child for whom proof is not submitted will not be
insured under the reinstated benefit. In this case,
you may be required to send the contract to us for
endorsement.

INCONTESTABILITY Except for non-payment of premium, we will not contest this benefit with respect to the insurance on
any dependent child's life after it has been in force
during the child's lifetime for two years from the
issue date.

TERMINATION OF BENEFIT

This benefit will end on the earliest of:

1. the end the last day of the grace period if the
contract is in default;

2. the end of the day before the first contract
anniversary after the Insured's 75th birthday;

3. the date the contract is surrendered for its net
cash value, if it has any, or the paid-up
insurance, if any, under the benefit is
surrendered; and

4. the date the contract ends for any other reason.

Further, if you ask us in a form that meets our
needs, we will cancel the benefit as of the first
monthly date on or after we receive your request.
Monthly charges due then and later will be reduced
accordingly.

THIS SUPPLEMENTARY BENEFIT RIDER ATTACHED TO THIS
CONTRACT ON THE CONTRACT DATE

Pruco Life Insurance Company,

By A B C
Secretary